UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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EQT CORPORATION
(Name of Registrant as Specified in Its Charter)

TOBY Z. RICE

DEREK A. RICE

J. KYLE DERHAM

WILLIAM E. JORDAN

DANIEL J. RICE IV

DANIEL J. RICE III

ANDREW L. SHARE

RICE INVESTMENT GROUP, L.P.

THE RICE ENERGY 2016 IRREVOCABLE TRUST

LYDIA I. BEEBE

LEE M. CANAAN

DR. KATHRYN J. JACKSON

JOHN F. MCCARTNEY

HALLIE A. VANDERHIDER

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Toby Z. Rice, together with the other participants named herein (collectively, the “Rice Group”), has filed a definitive proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2019 annual meeting of stockholders of EQT Corporation, a Pennsylvania corporation (“EQT”).

On July 8, 2019, the Pittsburgh Business Times published the following article, which includes certain statements by Toby Z. Rice:

Rice: ‘We are fighting for the shareholders’

By Paul J. Gough

Toby Z. Rice is days away from the annual shareholder meeting that could wrestle control of EQT Corp., but he’s not taking anything for granted.

While his family was out of state for the Fourth of July week, Rice was in western Pennsylvania, speaking to EQT shareholders and working on the plan that he hopes a vote Wednesday will allow him to implement for the Pittsburgh-based natural gas driller.

“We’re just staying focused on everything and excited about putting this plan to work,” Rice told the Business Times. “There’s a lot of work to be done.”

The past two weeks have seen a flurry of activity ahead of the annual shareholder meeting, with well-known proxy adviser Institutional Shareholder Services (ISS) backing the Rice plan while another proxy adviser, Glass Lewis, supports EQT management and the company’s current direction. T. Rowe Price, which with 10 percent of outstanding shares is the largest single shareholder of EQT stock, also said it supports the Rice plan.

Rice isn’t saying what he thinks will happen with Wednesday’s vote. But he said he isn’t surprised by the public showing of support, which he said is feedback that he’s been hearing for the past eight months since he and his brother Derek Rice, another former top executive at Rice Energy, launched the effort to turnaround EQT from the outside.

And while the battle has gotten personal — EQT has used Rice Energy documents acquired in the 2017 acquisition to make its case that Toby Rice isn’t qualified to be CEO of EQT — he said that he’s keeping his eye focused on what’s best for EQT.

“We’re in a good spot right now. There’s a reason why we haven’t engaged and have tried to keep the focus on the results,” Rice said. “We are not fighting for EQT. We are fighting for shareholders. That’s a big difference ... That’s where our focus is. It’s different from where the company is.” EQT CEO Robert J. McNally wasn’t available for comment Monday, but he said last month that he was pleased with the turnaround in the company over the past three quarters.

Rice said his team’s approach has focused on what matters, laying out why change is needed and why the Rice team’s path is the best way forward for shareholders. He said if the Rice team’s slate of director candidates are elected, shareholders will get proven professionalism from the Rice team. He said that he’s looking forward to delivering on the plan, which leverages the Rice’s track record in Rice Energy, its focus on technology, an executive compensation plan aligned with results and experience with the natural gas assets that EQT possesses. It also promises $500 million in annual free cash flow.

“We are focused on producing great results for shareholders and producing a great work environment for employees to empower them and have them love where they work,” Rice said.

He acknowledged that EQT’s current employee base has been through a lot, from the acquisition of Rice Energy in 2017 to the splitting of the company in 2018 as well as several CEOs and heads of production. But he said the Rice team is committed to bringing EQT employees into the plan as well. Rice said he knows that trust is a two-way street.

“We look forward to connecting with these employees and build that (trust),” Rice said. “We look forward to connecting with these employees and build that (trust). This plan that we have is going to be a great roadmap for us to get trust and teamwork and bring the passion back to the workplace.”